SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 8, 2010
HARBINGER GROUP INC.

(Exact Name of Registrant as Specified in Its Charger)
Delaware

(State or Other Jurisdiction of Incorporation)

1-4219	74-1339132

(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 27th Floor, New York, New York	10022

(Address of Principal Executive Offices)	(Zip Code)
(212) 906-8555

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Item 8.01 Other Events.
          The following information is included in a PREM Schedule 14C to be filed by Harbinger Group Inc. on October 8, 2010:
          Harbinger Group Inc. (“HGI”, “we”, “us” or “our”) received an offer from Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), an affiliate of Harbinger Capital Partners LLC (“Harbinger Capital”), (i) to assign to us the Master Fund’s rights to acquire Old Mutual U.S. Life Holdings, Inc. (“U.S. Life”) and (ii) to transfer to us the Master Fund’s interest in Front Street Re, Ltd. (“Front Street”), a Bermuda reinsurance company recently formed by the Master Fund (together, the “Insurance Transaction”).
          U.S. Life is a leading provider of annuity and life insurance products to the middle and upper-middle income markets in the U.S. Through its subsidiaries, U.S. Life offers a targeted suite of products, including fixed deferred, indexed and payout annuities, as well as indexed universal life insurance, through a network of 250 independent marketing organizations representing 30,000 agents. U.S. Life has over 800,000 policyholders nationwide and distributes insurance products in all states and the District of Columbia. U.S. Life had approximately $16 billion annuity assets under management and $104 billion life insurance in force at June 30, 2010.
          The purchase price for U.S. Life is $350 million and is subject to adjustment, including with respect to minimum levels of statutory capital and risk based capital ratios at closing ($818.6 million and 300% respectively). The U.S. Life acquisition is subject to customary closing conditions for similar transactions, including approval by the Maryland and New York insurance departments of the purchase of U.S. Life by an affiliate of Harbinger Capital or us. The acquisition is also subject to a reinsurance transaction between Front Street and U.S. Life as described below. The acquisition is expected to close in the first quarter of 2011 and payment of the purchase price is guaranteed by the Master Fund.
          Upon closing of the U.S. Life acquisition, HGI will capitalize Front Street, which will reinsure a portion of U.S. Life’s annuity business and will enter into an investment management agreement with Harbinger Capital to manage a portion of Front Street’s investments, expected to be approximately $1 billion. In addition, if the U.S. Life acquisition is consummated, U.S. Life will recapture certain life insurance business previously reinsured by an affiliate of U.S. Life’s former owner.
          We are in the process of negotiating with the Master Fund a transfer agreement with respect to the Insurance Transaction and have had preliminary discussions with respect to financing the U.S. Life acquisition; such financing may include a high-yield securities offering, bank financing and/or the issuance of convertible preferred stock or other equity securities, and may include a bridge financing. There can be no assurance that we will be able to negotiate a definitive agreement with Harbinger Capital with respect to the Insurance Transaction or, if we do, that we will be able to obtain financing for the transaction on reasonable terms or at all. We expect that any definitive agreement with respect to the Insurance Transaction will include our agreement to indemnify the Master Fund for any losses incurred by it or its representatives in connection with the Master Fund’s guaranty of the U.S. Life acquisition purchase price and that, pursuant to our management and advisory services agreement with Harbinger Capital, we will reimburse Harbinger Capital for its out-of-pocket expenses incurred and certain services performed in connection with the Insurance Transaction.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBINGER GROUP INC.
Date: October 8, 2010	By:	/s/ Francis T. McCarron
		Name:	Francis T. McCarron
		Title:	Executive Vice President and Chief Financial Officer